Exhibit 99.1

COMPANY CONTACT:

Mark W. Brugger
(240) 744-1150

FOR IMMEDIATE RELEASE

WEDNESDAY, JULY 26, 2006

DIAMONDROCK HOSPITALITY COMPANY EXCEEDS GUIDANCE WITH STRONG
SECOND QUARTER 2006 RESULTS

BETHESDA, Maryland, July 26 2006 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its second fiscal quarter, which ended on June 16, 2006.  DiamondRock Hospitality Company is a self-advised real estate investment trust (“REIT”) that is an owner and acquirer of premium hotels in North America.

Second Quarter 2006 Highlights

•	RevPAR: Same-store revenue per available room (“RevPAR”) increased 11.6 percent over the comparable period in 2005.

•	Hotel Profit Margins: Same-store hotel adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) margins increased 322 basis points.

•	Adjusted EBITDA: The Company’s Adjusted EBITDA was $38.4 million.

•	Adjusted FFO: The Company generated adjusted funds from operations (“Adjusted FFO”) of $27.3 million and Adjusted FFO per share of $0.39.

•	Dividend: The Company paid a quarterly dividend of $0.18 per share during the second quarter.

•	Successful Equity Raise: The Company raised net proceeds of $238.2 million in connection with a follow-on equity offering.

•	Acquisition of Westin Atlanta North: The Company acquired the 369-room Westin Atlanta North for $61.5 million from Starwood Hotels & Resorts Worldwide.

DiamondRock Hospitality Company

William W. McCarten, chairman and chief executive officer, stated, “Our second quarter results were outstanding and demonstrate the continued strength of the lodging recovery and our portfolio quality.  Performance was particularly strong in New York, California, downtown Chicago and the Caribbean.  Ten of our seventeen hotels reported double digit RevPAR growth and margin expansion was excellent. We remain confident about our outlook for the balance of the year.”

Comparison with Prior Second Quarter Guidance

	Prior Second Qtr Guidance	Actual Second Qtr Results

RevPAR Growth	9% to 10%	11.6%
Hotel Adjusted EBITDA Margins	110 to 150 basis points	322 basis points
Adjusted EBITDA	$33 to $35 million	$38.4 million
Adjusted FFO	$22.5 to $24.5 million	$27.3 million
Adjusted FFO/Share	$0.33 to $0.36 per share	$0.39 per share

Operating results at the Oak Brook Hills Marriott Resort were well below expectations.  However, the shortfall was offset by $1.1 million of contractual yield support from the hotel manager which contributed 87 basis points to our Hotel Adjusted EBITDA margins in the second quarter.

Operating Results

Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms  “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margin,” “FFO,” “Adjusted FFO” and “Same Store.”  Moreover, the discussions of RevPAR, Adjusted EBITDA and Hotel Adjusted EBITDA Margin assume that the acquired hotels were owned by the Company for the comparable periods of 2005.

For the second quarter, beginning March 25, 2006 and ended June 16, 2006, the Company reported the following:

•	Revenues of $125 million compared to $33.5 million in revenues for the comparable period in 2005.

•	Net income of $13.9 million (or $0.20 per diluted share) compared to net loss of $5.8 million (or $0.20 per diluted share) for the comparable period in 2005.

•	Adjusted EBITDA was $38.4 million compared to Adjusted EBITDA of $8.0 million for the comparable period in 2005.

•	Adjusted FFO and Adjusted FFO per share were $27.3 million and $0.39, respectively, compared to Adjusted FFO and Adjusted FFO per share of $3.8 million and $0.13 for the comparable period in 2005.

Same-store RevPAR (which includes all of our hotels except for the newly opened Buckhead SpringHill Suites) for the second quarter increased 11.6 percent from $116.86 to $130.44 as compared to the same period in 2005, driven by a 10.2 percent increase in the average daily rate and a 1 percentage point increase in occupancy from 75.8 percent to 76.8 percent. Same-store hotel adjusted EBITDA margins for our hotels increased 322 basis points (from 28.56 percent to 31.78 percent) over the same period in the prior year.

DiamondRock Hospitality Company

Year-to-date, beginning January 1, 2006 and ended June 16, 2006, the Company reported the following:

•	Revenues of $208.1 million compared to $59.9 million in revenues for the comparable period in 2005.

•	Net income of $18.3 million (or $0.30 per diluted share) compared to net loss of $11.1 million (or $0.44 per diluted share) for the comparable period in 2005.

•	Adjusted EBITDA was $59.3 million compared to Adjusted EBITDA of $11.6 million for the comparable period in 2005.

•	Adjusted FFO of $42.4 million compared to Adjusted FFO of $4.5 million for the comparable period in 2005.

Same-store RevPAR (which includes all of our hotels except for the newly opened Buckhead SpringHill Suites) for the year-to-date increased 10.9 percent from $110.98 to $123.09 as compared to the same period in 2005, driven by a 10.1 percent increase in the average daily rate and a 0.5 percentage point increase in occupancy from 74.5 percent to 75.0 percent. Year-to-date, same-store hotel adjusted EBITDA margins for our hotels increased 234 basis points (from 27.82 percent to 30.16 percent) over the same period in the prior year.

Balance Sheet

During the second quarter, the Company completed a follow-on equity offering, raising net proceeds of $238.2 million.  The Company used a portion of these proceeds to payoff $33 million that was outstanding on its corporate line of credit as well as a $79.5 million bank term loan that had been obtained in connection with the recent acquisition of the 1,192-room Chicago Marriott Downtown.

The Company also refinanced the existing $220 million floating-rate loan assumed in connection with the acquisition of the Chicago Marriott Downtown with a $220 million fixed-rate loan, which bears interest at 5.98 percent and has a term of 10 years.

Additionally, the Company refinanced the existing $23 million floating-rate loan on the Courtyard Fifth Avenue/New York with a $51 million fixed-rate loan, which bears interest at 6.48 percent and has a term of 10 years.  The new loan proceeds allowed us to finance out more than 150 percent of our total equity investment in the hotel.

As of the end of the second quarter, the Company had total assets of approximately $1.5 billion, including $108.9 million of cash and cash equivalents.

DiamondRock Hospitality Company

As of the end of the second quarter, the Company had total debt of approximately $665 million.  The debt is comprised entirely of fixed-rate, property specific mortgages with a weighted average interest rate of 5.7 percent and a weighted average maturity of 9 years.  Seven of the Company’s 17 hotels are unencumbered by mortgage debt.

Additionally, the Company’s liquidity is enhanced by a $75 million secured line of credit, which was completely untapped as of the end of the second quarter.  With lender consent, the line of credit may be increased to $250 million.

As of the end of the second quarter, the Company continued to own 100% of its properties directly and has issued no operating partnership units or preferred stock.

Outlook

The Company is providing updated guidance, but does not undertake to update it for any developments in our business.  Achievement of the anticipated results is subject to the risks disclosed in our filings with the Securities and Exchange Commission.

The guidance below includes the estimated disruption impact of the planned $89 million of renovations of our hotels during 2006.  Furthermore, the RevPAR and Hotel Adjusted EBITDA margin guidance are presented on a pro forma basis as they assume that we owned all of our hotels for the comparable prior year periods.  However, no part of our guidance includes the results from any hotel that we acquired in 2006 for the period prior to our ownership in 2006 (or the comparable reporting period of 2005).

For the third quarter of 2006, we expect:

•	RevPAR to increase 11.0 to 12.0 percent.

•	Hotel Adjusted EBITDA Margins to increase 200 to 220 basis points.

•	Adjusted EBITDA of $25 million to $27 million.

•	Adjusted FFO of $15.5 million to $17.5 million.

•	Adjusted FFO per share of $0.22 to $0.25.

•	Fully diluted weighted average shares outstanding of 70.8 million.

Note that 2006 quarterly results will be partially impacted by our reporting calendar and by the timing of our 2006 capital expenditures.

DiamondRock Hospitality Company

Despite meaningful increases in property insurance and taxes and increasing incentive management fees, for the period that we own our hotels in 2006, we expect:

•	RevPAR to increase 9.0 to 11.0 percent.

•	Hotel Adjusted EBITDA Margins to increase 180 to 220 basis points.

•	Adjusted EBITDA of $124 million to $126 million.

•	Adjusted FFO of $84 million to $86 million.

•	Adjusted FFO per share of $1.27 to $1.30.

•	Fully diluted weighted average shares outstanding of 66.1 million.

Comparison with Prior 2006 Guidance

	Prior Guidance	Revised Guidance

RevPAR Growth	8.5% to 10.5%	9.0% to 11.0%
Hotel Adjusted EBITDA Margins	160 to 210 basis points	180 to 220 basis points
Adjusted EBITDA	$122.0 to $125.0 million	$124.0 to $126.0 million
Adjusted FFO	$82.5 to $85.5 million	$84 to $86 million
Adjusted FFO/Share	$1.26 to $1.30 per share	$1.27 to $1.30 per share

Dividend for Second Quarter 2006

On June 22, 2006, a cash dividend of $0.18 per share was paid to shareholders of record as of June 16, 2006, the last day of our second quarter.

Major Capital Expenditures

We have and continue to make significant capital investments in our hotels.  From January 1, 2006, through the end of the second quarter, we have spent $26 million in cash on capital projects.  We have approximately $89 million of planned capital expenditures during 2006.  The significant capital projects are as follows:

•	Bethesda Marriott Suites: We completed all of the planned guest room renovations in the first quarter of 2006.

•

Courtyard Manhattan Fifth Avenue: We completed the guestroom and corridor renovation during 2005.  The renovation of the lobby and other public spaces was substantially completed in the second quarter of 2006.

•	Courtyard Manhattan Midtown East: During the first quarter, we substantially completed the renovation of guestrooms, lobby, restaurant and meeting space.

DiamondRock Hospitality Company

•

Frenchman’s Reef & Morning Star Marriott Beach Resort: We completed in 2005 the replacement of case goods in a portion of the guestrooms.  We are currently planning several significant projects at the hotel during 2006, including additional replacement of case goods in select rooms and the renovation of guestrooms, restaurants, and certain meeting space.  The work is expected to be done in the third and fourth quarter of this year.

•

Los Angeles Airport Marriott:  In 2005, we completed a renovation of the hotel ballroom, conversion of a food outlet to a junior ballroom and renovation of the hotel bar.  Additionally, we are currently completing a complete room renovation, which we have accelerated from 2007 to 2006.  The project consists of the renovation of the hotel guestrooms and bathrooms and is being funded, in part, by a $1.5 million non-recoverable contribution from Marriott International. The renovation is scheduled to be completed by the end of 2006.

•

Oak Brook Hills Marriott Resort: We will begin a significant renovation in the fourth quarter of 2006.  The renovation will include the hotel guestrooms and bathrooms, the hotel main ballroom and meeting rooms and the hotel lobby.

•

Orlando Airport Marriott:  We will begin a significant renovation in 2006. The renovation will include the hotel guestrooms and bathrooms, the hotel meeting rooms and the hotel lobby.  The renovation is scheduled for the third and fourth quarter of 2006.

•

Torrance Marriott: We are currently completing the renovation of the Torrance Marriott.  The initial phase of the project consisted of the renovation of the hotel guestroom soft goods and bathrooms and the renovation of the hotel’s main ballroom and meeting rooms, which were completed in January 2006. During the third quarter of 2006, renovations will include the hotel lobby and the conversion of a food and beverage outlet to meeting space.

•	Vail Marriott: We are currently designing a major renovation of the hotel ballrooms.

Earnings Call

We will host a conference call to discuss second quarter results and our 2006 guidance on Thursday, July 27, 2006, at 2:00pm Eastern Time (ET).  To participate in the live call, investors are invited to dial 1-800-237-9752 (for domestic callers) or 617-847-8706 (for international callers).  The participant passcode is 68245282. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for 30 days.

DiamondRock Hospitality Company

About the Company

DiamondRock Hospitality Company is a self-advised REIT that is an owner and acquirer of premium hotel properties.  We own 17 hotels that are comprised of 7,678 rooms.  We have a strategic acquisition sourcing relationship with Marriott International.  For further information, please visit our website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward- looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward- looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovation on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reporting Periods for Statement of Operations

The results we report in our consolidated statements of operations are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our hotel properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Noble Management Group, LLC, our manager of the Westin Atlanta North hotel, and Vail Resorts, our manager of the Vail Marriott, report results on a monthly basis. Additionally, the Company, as a REIT, is required by tax law to report results on a calendar year. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always include the same number of days as the calendar year.

DiamondRock Hospitality Company

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report any results for Frenchman’s Reef, Westin Atlanta North or for the Vail Marriott for the month of operations that ends after our fiscal quarter-end because neither Vail Resorts, Noble Management Group, LLC (the manager of the Westin Atlanta North hotel) nor Marriott International make mid-month results available to us. As a result, our quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North and the Vail Marriott as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

Yield Support

In connection with entering into certain management agreements with Marriott, Marriott provided the Company with limited operating cash flow guarantees (“yield support”) for those hotels.  The yield support is designed to protect us from the disruption often associated with changing the hotel’s brand or manager or undergoing significant renovations.  Across our portfolio, we are entitled to up to $2.5 million of yield support through December 31, 2007 for the Oak Brook Hills Marriott, $1.0 million of yield support through December 31, 2006 at the Orlando Airport Marriott and $100,000 in each of 2006 and 2007 for the Buckhead SpringHill Suites.  We currently anticipate that we will recognize all $3.6 million of yield support available for the three hotels in 2006.

Ground Leases

Three of our hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, and Salt Lake City Downtown Marriott.  In addition, part of a parking structure at a fourth hotel and two golf courses at two additional hotels are also subject to ground leases.  In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease.  For the second quarter 2006, contractual cash rent payable on the ground leases totaled $0.4 million and the Company recorded approximately $2.1 million in ground rent expense.  The non-cash portion of ground rent expense recorded for the second fiscal quarter was $1.7 million.

DiamondRock Hospitality Company

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 16, 2006	December 31, 2005

	(Unaudited)
ASSETS
Property and equipment, at cost	$1,369,558,094	$899,309,856
Less: accumulated depreciation	(43,995,609)	(28,747,457)

	1,325,562,485	870,562,399
Deferred financing costs, net	3,602,955	2,846,661
Restricted cash	24,850,596	23,109,153
Due from hotel managers	50,301,469	38,964,986
Favorable lease asset, net	10,351,641	10,601,577
Prepaid and other assets	10,750,168	10,495,765
Cash and cash equivalents	108,881,304	9,431,741

Total assets	$1,534,300,618	$966,012,282

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Debt, at face amount	$662,787,831	$428,394,735
Debt premium	2,707,592	2,782,322

Total debt	665,495,423	431,177,057
Deferred income related to key money	10,176,580	10,311,322
Unfavorable contract liabilities, net	88,768,528	5,384,431
Due to hotel managers	28,164,208	22,790,896
Dividends declared and unpaid	12,765,312	8,896,101
Accounts payable and accrued expenses	30,120,132	24,064,047

Total other liabilities	169,994,760	71,446,797

Shareholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 70,139,864 and 50,819,864 shares issued and outstanding at June 16, 2006 and December 31, 2005, respectively	701,399	508,199
Additional paid-in capital	731,100,540	491,951,223
Accumulated deficit	(32,991,504)	(29,070,994)

Total shareholders’ equity	698,810,435	463,388,428

Total liabilities and shareholders’ equity	$1,534,300,618	$966,012,282

DiamondRock Hospitality Company

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended June 16, 2006	Fiscal Quarter Ended June 17, 2005	Period from January 1, 2006 to June 16, 2006	Period from January 1, 2005 to June 17, 2005

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Rooms	$81,273,462	$23,833,517	$135,788,214	$42,501,868
Food and beverage	36,675,546	7,791,155	60,745,508	14,205,252
Other	7,018,328	1,891,044	11,555,764	3,157,377

Total revenues	124,967,336	33,515,716	208,089,486	59,864,497

Operating Expenses:
Rooms	18,134,354	5,598,776	30,968,994	10,586,057
Food and beverage	23,419,881	5,680,917	40,309,176	10,762,154
Management fees	4,780,449	1,210,846	7,696,845	2,109,011
Other hotel expenses	40,065,492	12,746,028	68,972,879	24,360,713
Depreciation and amortization	12,078,225	4,340,984	21,125,333	8,703,130
Corporate expenses	2,646,364	5,937,309	5,213,252	7,946,739

Total operating expenses	101,124,765	35,514,860	174,286,479	64,467,804

Operating profit (loss)	23,842,571	(1,999,144)	33,803,007	(4,603,307)

Other Expenses (Income):
Interest income	(1,207,161)	(284,049)	(1,390,530)	(560,827)
Interest expense	9,324,262	3,630,470	15,131,967	6,484,739

Total other expenses	8,117,101	3,346,421	13,741,437	5,923,912

Income (loss) before income taxes	15,725,470	(5,345,565)	20,061,570	(10,527,219)
Income tax expense	1,828,790	478,990	1,798,876	558,847

Net income (loss)	$13,896,680	$(5,824,555)	$18,262,694	$(11,086,066)

Earnings (loss) per share:
Basic and Diluted	$0.20	$(0.20)	$0.30	$(0.44)

DiamondRock Hospitality Company

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from January 1, 2006 to June 16, 2006	Period from January 1, 2005 to June 17, 2005

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$18,262,694	$(11,086,066)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Real estate depreciation	21,125,333	8,703,130
Corporate asset depreciation as corporate expenses	74,064	33,516
Non-cash straight line ground rent	3,412,369	3,180,110
Non-cash financing costs as interest	515,789	960,062
Market value adjustment to interest rate caps	16,070	(8,445)
Amortization of debt premium and unfavorable contract liabilities	(503,449)	(140,577)
Amortization of deferred income	(134,742)	(64,559)
Stock-based compensation	1,157,698	4,969,510
Deferred income tax benefit	(95,009)	558,847
Changes in assets and liabilities:
Prepaid expenses and other assets	(175,464)	1,405,418
Due to/from hotel managers	(5,963,171)	(3,870,102)
Accounts payable and accrued expenses	(183,850)	(371,406)

Net cash provided by operating activities	37,508,332	4,269,438

Cash flows from investing activities:
Hotel acquisitions	(145,566,189)	(72,153,996)
Hotel capital expenditures	(25,959,757)	(3,652,016)
Receipt of deferred Key Money	—	4,000,000
Change in restricted cash	475,338	879,924
Purchase deposits and pre-acquisition costs	—	(10,927,784)

Net cash used in investing activities	(171,050,608)	(81,853,872)

Cash flows from financing activities:
Proceeds from mortgage debt	271,000,000	44,000,000
Repayments of debt	(325,500,000)	(56,948,685)
Draws on senior secured credit facility	24,000,000	—
Proceeds from short-term loan	79,500,000	—
Repayments of senior secured credit facility	(33,000,000)	—
Scheduled mortgage debt principal payments	(1,606,904)	(1,387,854)
Payment of financing costs	(1,272,083)	(2,128,371)
Proceeds from sale of common stock	239,229,900	291,799,785
Payment of costs related to sale of common stock	(1,040,877)	(1,608,517)
Payment of dividends	(18,318,197)	—

Net cash provided by financing activities	232,991,839	273,726,358
Net increase in cash and cash equivalents	$99,449,563	$196,141,924
Cash and cash equivalents, beginning of period	9,431,741	76,983,107
Cash and cash equivalents, end of period	$108,881,304	$273,125,031
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$14,807,568	$5,962,359
Cash paid for income taxes	$926,060	$1,114,363
Assumption of mortgage debt	$220,000,000	$—
Capitalized interest	$220,772	$—

DiamondRock Hospitality Company

Non-GAAP Financial Measures

          We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.

EBITDA represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical

	Fiscal Quarter Ended June 16, 2006	Fiscal Quarter Ended June 17, 2005

Net income (loss)	$13,896,680	$(5,824,555)
Interest expense	9,324,262	3,630,470
Income tax (benefit) expense	1,828,790	478,990
Depreciation and amortization	12,078,225	4,340,984

EBITDA	$37,127,957	$2,625,889

	Historical

	Period from January 1, 2006 to June 16, 2006	Period from January 1, 2005 to June 17, 2005

Net income (loss)	$18,262,694	$(11,086,066)
Interest expense	15,131,967	6,484,739
Income tax (benefit) expense	1,798,876	558,847
Depreciation and amortization	21,125,333	8,703,130

EBITDA	$56,318,870	$4,660,650

	Forecast Third Quarter 2006

	Low End	High End

Net income	$1,200,000	$3,200,000
Interest expense	9,300,000	9,300,000
Income tax expense	200,000	200,000
Depreciation and amortization	13,000,000	13,000,000

EBITDA	$23,700,000	$25,700,000

DiamondRock Hospitality Company

	Forecast Full Year 2006

	Low End	High End

Net income	$26,400,000	$28,400,000
Interest expense	36,500,000	36,500,000
Income tax expense	3,500,000	3,500,000
Depreciation and amortization	51,500,000	51,500,000

EBITDA	$117,900,000	$119,900,000

          Management also evaluates our performance by reviewing Adjusted EBITDA because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset.

•

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

	Historical

	Fiscal Quarter Ended June 16, 2006	Fiscal Quarter Ended June 17, 2005

EBITDA	$37,127,957	$2,625,889
Non-cash ground rent	1,701,176	1,590,055
Initial public offering stock grants	—	3,736,250
Non-cash amortization of unfavorable contract liabilities	(396,825)	—

Adjusted EBITDA	$38,432,308	$7,952,194

DiamondRock Hospitality Company

	Historical

	Period from January 1, 2006 to June 16, 2006	Period from January 1, 2005 to June 17, 2005

EBITDA	$56,318,870	$4,660,650
Non-cash ground rent	3,412,372	3,180,110
Initial public offering stock grants	—	3,736,250
Non-cash amortization of unfavorable contract liabilities	(428,718)	—

Adjusted EBITDA	$59,302,524	$11,577,010

	Forecast Third Quarter 2006

	Low End	High End

EBITDA	$23,700,000	$25,700,000
Non-cash ground rent	1,700,000	1,700,000
Non-cash amortization of unfavorable contract liabilities	(400,000)	(400,000)

Adjusted EBITDA	$25,000,000	$27,000,000

	Forecast Full Year 2006

	Low End	High End

EBITDA	$117,900,000	$119,900,000
Non-cash ground rent	7,500,000	7,500,000
Non-cash amortization of unfavorable contract liabilities	(1,400,000)	(1,400,000)

Adjusted EBITDA	$124,000,000	$126,000,000

DiamondRock Hospitality Company

          We compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.

	Historical

	Fiscal Quarter Ended June 16, 2006	Fiscal Quarter Ended June 17, 2005

Net income (loss)	$13,896,680	$(5,824,555)
Real estate related depreciation and amortization	12,078,225	4,340,984

FFO	$25,974,905	$(1,483,571)

FFO per Share (Basic and Diluted)	$0.37	$(0.05)

	Historical

	Period from January 1, 2006 to June 16, 2006	Period from January 1, 2005 to June 17, 2005

Net income (loss)	$18,262,694	$(11,086,066)
Real estate related depreciation and amortization	21,125,333	8,703,130

FFO	$39,388,027	$(2,382,936)

	Forecast Third Quarter 2006

	Low End	High End

Net income	$1,200,000	$3,200,000
Real estate related depreciation and amortization	13,000,000	13,000,000

FFO	$14,200,000	$16,200,000

	Forecast Full Year 2006

	Low End	High End

Net income	$26,400,000	$28,400,000
Real estate related depreciation and amortization	51,500,000	51,500,000

FFO	$77,900,000	$79,900,000

DiamondRock Hospitality Company

          Management also evaluates our performance by reviewing Adjusted FFO because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset.

•

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

	Historical

	Fiscal Quarter Ended June 16, 2006	Fiscal Quarter Ended June 17, 2005

FFO	$25,974,905	$(1,483,571)
Non-cash ground rent	1,701,176	1,590,055
Initial public offering stock grants	—	3,736,250
Non-cash amortization of unfavorable contract liabilities	(396,825)	—

Adjusted FFO	$27,279,256	$3,842,734

Adjusted FFO per Share (Basic and Diluted)	$0.39	$0.13

DiamondRock Hospitality Company

	Historical

	Period from January 1, 2006 to June 16, 2006	Period from January 1, 2005 to June 17, 2005

FFO	$39,388,027	$(2,382,936)
Non-cash ground rent	3,412,372	3,180,110
Initial public offering stock grants	—	3,736,250
Non-cash amortization of unfavorable contract liabilities	(428,718)	—

Adjusted FFO	$42,371,681	$4,533,424

	Forecast Third Quarter 2006

	Low End	High End

FFO	$14,200,000	$16,200,000
Non-cash ground rent	1,700,000	1,700,000
Non-cash amortization of unfavorable contract liabilities	(400,000)	(400,000)

Adjusted FFO	$15,500,000	$17,500,000

	Forecast Full Year 2006

	Low End	High End

FFO	$77,900,000	$79,900,000
Non-cash ground rent	7,500,000	7,500,000
Non-cash amortization of unfavorable contract liabilities	(1,400,000)	(1,400,000)

Adjusted FFO	$84,000,000	$86,000,000

Certain Definitions

In this release, when we discuss our hotels on a “Same Store” basis, we are discussing all of our hotels except the newly built SpringHill Suites Atlanta Buckhead, which we exclude for all periods prior to its opening in July of 2005 and the comparable period in 2006.

In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotel due to the straight lining of the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset. Hotel EBITDA represents hotel net income (loss) excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

DiamondRock Hospitality Company

Market Capitalization as of June 16, 2006

June 16, 2006

Enterprise Value
Common equity capitalization (at 6/16/06 closing price of $14.49/share)	$1,032,948,224
Consolidated debt (excluding debt premium)	662,787,831
Cash and cash equivalents	(108,881,304)

Total enterprise value	$1,586,854,751

Dividend Per Share
Common dividend declared (holders of record on June 16, 2006)	$0.18

Share Reconciliation
Common shares outstanding, held by third parties	65,519,193
Common shares outstanding, held by Marriott International	4,428,571
Common shares outstanding, held by management and directors	192,100

Subtotal	70,139,864
Unvested restricted stock held by management and employees	747,000
Share grants under deferred compensation plan held by corporate officers	400,108

Combined shares outstanding	71,286,972

Debt Summary at June 16, 2006
(dollars in thousands)

Property	Interest Rate	Spread to LIBOR	Outstanding Principal	Maturity

Courtyard Manhattan / Midtown East	5.195%	Fixed	$43,676	December 2009
Salt Lake City Marriott Downtown	5.500%	Fixed	37,457	December 2014
Courtyard Manhattan / Fifth Avenue	6.48%	Fixed	51,000	May 2016
Marriott Griffin Gate Resort	5.110%	Fixed	30,126	January 2010
Bethesda Marriott Suites	7.690%	Fixed	19,029	February 2023
Los Angeles Airport Marriott	5.300%	Fixed	82,600	June 2015
Marriott Frenchman’s Reef	5.440%	Fixed	62,500	July 2015
Renaissance Worthington	5.400%	Fixed	57,400	June 2015
Orlando Airport Marriott	5.680%	Fixed	59,000	December 2015
Chicago Marriott Downtown	5.98%	Fixed	220,000	April 2016

Total Debt (excluding Debt Premium)			662,788

DiamondRock Hospitality Company

Portfolio Composition and Projected Total Investment

Property	Location	Number of Rooms	2005 Investment (1)	2006 Hotel Acquisitions		2006 Budgeted Capital Expenditures (2)	Y/E 2006 Total Projected Investment (3)	Projected Investment Per Room

Atlanta Alpharetta Marriott	Atlanta, GA	318	$38,833,000	$		$288,000	$39,121,000	$123,022
Westin Atlanta North	Atlanta, GA	369			62,614,000	304,000	62,918,000	170,510
Bethesda Marriott Suites	Bethesda, MD	272	42,185,000			5,856,000	48,041,000	176,621
Chicago Marriott Downtown	Chicago, IL	1,192			308,200,000	2,280,000	310,480,000	260,470
Courtyard Manhattan / Fifth Avenue	New York, NY	185	41,832,000			2,637,000	44,469,000	240,373
Courtyard Manhattan / Midtown East	New York, NY	307	75,382,000			3,287,000	78,669,000	256,251
Frenchman’s Reef & Morning Star Marriott Beach Resort	St. Thomas, USVI	504	76,106,000			10,836,000	86,942,000	172,504
Los Angeles Airport Marriott	Los Angeles, CA	1,004	114,681,000			18,392,000	133,073,000	132,543
Marriott Griffin Gate Resort	Lexington, KY	408	49,779,000			1,927,000	51,706,000	126,730
Oak Brook Hills Marriott Resort	Oak Brook, IL	384	66,165,000			12,114,000	78,279,000	203,852
Orlando Airport Marriott	Orlando, FL	486	71,154,000			12,196,000	83,350,000	171,502
Renaissance Worthington Hotel Fort Worth	Fort Worth, TX	504	80,811,000			3,113,000	83,924,000	166,516
Salt Lake City Marriott Downtown	Salt Lake City, UT	510	51,123,000			3,715,000	54,838,000	107,526
SpringHill Suites Atlanta Buckhead	Atlanta, GA	220	34,341,000			42,000	34,383,000	156,286
The Lodge at Sonoma, a Renaissance Resort and Spa	Sonoma, CA	182	32,430,000			509,000	32,939,000	180,984
Torrance Marriott	Los Angeles County, CA	487	67,421,000			7,450,000	74,871,000	153,739
Vail Marriott Mountain Resort and Spa	Vail, CO	346	65,259,000			3,798,000	69,057,000	199,587

Total		7,678	$907,502,000		$370,814,000	$88,744,000	$1,367,060,000	$178,049

(1)	As of December 31, 2005.
(2)	2006 Budgeted Capital Expenditures represents capital expenditures regardless of whether they will be paid for through an escrow account or owner funding.
(3)	Total projected investments for each hotel property is the gross book value of the hotel as of December 31, 2005 plus budgeted 2006 capital improvements.

DiamondRock Hospitality Company

Pro Forma Operating Statistics (1)

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin

	2Q 2006	2Q 2005	B/(W)	2Q 2006	2Q 2005	B/(W)	2Q 2006	2Q 2005	B/(W)	2Q 2006	2Q 2005	B/(W)

Atlanta Alpharetta	$142.19	$133.77	6.3%	66.3%	61.6%	4.8%	$94.32	$82.37	14.5%	33.2%	32.1%	1.07%
Westin Atlanta North (2)	$139.96	$131.72	6.3%	62.0%	58.6%	3.4%	$86.82	$77.21	12.4%	32.6%	26.5%	6.14%
Bethesda Marriott Suites	$176.58	$166.95	5.8%	83.4%	84.5%	(1.0)%	$147.32	$141.03	4.5%	34.1%	31.0%	3.08%
Buckhead SpringHill Suites	$116.87	N/A	N/A	70.4%	N/A	N/A	$82.28	N/A	N/A	41.9%	N/A	N/A
Chicago Marriott	$209.66	$194.03	8.1%	81.2%	79.0%	2.2%	$170.21	$153.22	11.1%	32.1%	29.1%	2.99%
Courtyard Fifth Avenue	$246.79	$200.35	23.2%	91.9%	93.2%	(1.3)%	$226.89	$186.80	21.5%	35.8%	35.6%	0.24%
Courtyard Midtown East	$251.89	$221.77	13.6%	91.5%	90.5%	1.0%	$230.51	$200.69	14.9%	44.0%	40.7%	3.32%
Frenchman’s Reef (2)	$241.42	$213.22	13.2%	89.6%	87.1%	2.5%	$216.40	$185.75	16.5%	35.1%	32.8%	2.31%
Griffin Gate Marriott	$142.11	$132.25	7.5%	69.4%	74.4%	(5.0)%	$98.58	$98.35	0.2%	32.8%	33.4%	(0.57)%
Los Angeles Airport	$117.90	$103.78	13.6%	75.5%	73.8%	1.8%	$89.06	$76.55	16.3%	23.6%	22.6%	0.92%
Oak Brook Hills (3)	$126.68	$122.45	3.4%	63.0%	63.1%	(0.2)%	$79.75	$77.31	3.2%	42.4%	29.1%	13.34%
Orlando Airport Marriott	$110.45	$101.05	9.3%	79.4%	73.3%	6.1%	$87.71	$74.05	18.4%	34.2%	20.3%	13.89%
Salt Lake City Marriott	$125.62	$116.36	8.0%	65.1%	71.8%	(6.7)%	$81.75	$83.53	(2.1)%	25.5%	25.2%	0.30%
Sonoma Renaissance	$215.78	$195.26	10.5%	76.7%	77.6%	(0.9)%	$165.55	$151.55	9.2%	24.9%	20.2%	4.75%
Torrance Marriott	$108.38	$101.40	6.9%	82.9%	78.0%	4.9%	$89.82	$79.08	13.6%	25.0%	21.1%	3.91%
Vail Marriott (2)	$225.27	$205.12	9.8%	59.3%	58.4%	0.8%	$133.49	$119.81	11.4%	27.0%	27.0%	0.07%
Renaissance Worthington	$169.67	$156.85	8.2%	80.8%	82.5%	(1.7)%	$137.10	$129.41	5.9%	29.5%	28.1%	1.35%

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.
(2)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the second quarter and include the months of March, April and May.
(3)	During 2005, the property was operated on a monthly financial reporting basis. Therefore, the figures presented for 2005 reflect a calendar quarter of April 1, 2005 – June 30, 2005.

DiamondRock Hospitality Company

Hotel Adjusted EBITDA Reconciliation (1)(2)

	2nd Quarter 2006

			Plus:	Plus:	Plus:	Equals:

	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Ground Rent (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,832	$941	$330	$—	$—	$1,271
Westin Atlanta North (3)	$1,503	$166	$325	$—	$—	$491
Bethesda Marriott Suites	$4,473	$(920)	$687	$281	$1,474	$1,522
Buckhead SpringHill Suites	$1,682	$435	$269	$—	$—	$704
Chicago Marriott	$24,382	$2,573	$2,339	$3,273	$(365)	$7,820
Courtyard Fifth Avenue	$3,580	$5	$391	$814	$72	$1,282
Courtyard Midtown East	$6,176	$1,756	$424	$539	$—	$2,719
Frenchman’s Reef (3)	$16,452	$3,875	$1,084	$810	$—	$5,769
Griffin Gate Marriott	$7,003	$1,400	$530	$364	$1	$2,295
Los Angeles Airport	$12,730	$988	$1,057	$955	$—	$3,000
Oak Brook Hills	$6,316	$1,560	$993	$—	$125	$2,678
Orlando	$5,717	$256	$926	$775	$—	$1,957
Salt Lake City Marriott	$5,271	$237	$621	$487	$—	$1,346
Sonoma Renaissance	$4,568	$715	$423	$—	$—	$1,138
Torrance Marriott	$5,250	$756	$557	$—	$—	$1,314
Vail Marriott (3)	$6,280	$1,159	$538	$—	$—	$1,698
Renaissance Worthington	$9,750	$1,596	$545	$731	$2	$2,874

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.
(2)	Where applicable, also includes the amortization of unfavorable contract or lease liability.
(3)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the second quarter and include the months of March, April and May.

DiamondRock Hospitality Company

Hotel Adjusted EBITDA Reconciliation (1)(2)

	2nd Quarter 2005

			Plus:	Plus:	Plus:	Equals:

	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Ground Rent (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,270	$744	$307	$—	$—	$1,051
Westin Atlanta North (3)	$1,597	$423	$—	$—	$—	$423
Bethesda Marriott Suites	$4,172	$(1,032)	$496	$347	$1,484	$1,295
Buckhead SpringHill Suites	$—	$(269)	$269	$—	$—	$—
Chicago Marriott	$22,202	$6,458	$—	$—	$—	$6,458
Courtyard Fifth Avenue	$2,955	$97	$498	$384	$72	$1,051
Courtyard Midtown East	$5,436	$900	$763	$550	$—	$2,213
Frenchman’s Reef (3)	$13,598	$3,015	$589	$850	$—	$4,454
Griffin Gate Marriott	$6,775	$1,386	$501	$372	$1	$2,260
Los Angeles Airport	$11,229	$593	$883	$1,067	$—	$2,543
Oak Brook Hills (4)	$7,360	$1,124	$876	$—	$138	$2,138
Orlando (4)	$5,226	$(266)	$555	$774	$—	$1,063
Salt Lake City Marriott	$5,336	$280	$565	$501	$—	$1,346
Sonoma Renaissance	$3,989	$(85)	$413	$477	$—	$805
Torrance Marriott	$4,853	$(1,097)	$1,085	$1,037	$—	$1,025
Vail Marriott (3)	$5,709	$985	$554	$—	$—	$1,539
Renaissance Worthington	$9,251	$1,216	$643	$741	$2	$2,602

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.
(2)	Where applicable, also includes the amortization of unfavorable contract or lease liability.
(3)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the second quarter and include the months of March, April and May.
(4)	During 2005, the property was operated on a monthly financial reporting basis. Therefore, the figures presented for 2005 reflect a calendar quarter of April 1, 2005 – June 30, 2005.